SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                     Date of report (date of earliest event
                                   reported):
                                 August 7, 2002


                       Daisytek International Corporation
               (Exact Name of Registrant as Specified in Charter)


Delaware                         0-25400                         75-2421746
-----------                      ---------                       ----------
(State or other                  (Commission                    (I.R.S. Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)

                    1025 Central Expressway South, Suite 200
                               Allen, Texas 75013
          (Address of Principal Executive Offices, including zip code)


                                 (972) 881-4700
              (Registrant's Telephone Number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.    OTHER EVENTS

                               On August 7, 2002, Daisytek International
                     Corporation issued a press release filed herewith as
                     Exhibit 99.1, regarding earnings for the quarter ended June 30, 2002.

ITEM 7.              FINANCIAL STATEMENTS AND EXHIBITS

(a)        Financial statements of business acquired

           Not applicable

(b)        Pro forma financial information

           Not applicable

(c)        Exhibits

           99.1       Press Release dated August 7, 2002.


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                                    SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         DAISYTEK INTERNATIONAL CORPORATION


                                         By:   /s/    RALPH MITCHELL
                                              ------------------------------
                                              Ralph Mitchell
                                              Chief Financial Officer,
                                              Executive Vice President - Finance

Dated:  August 8, 2002


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                                Index to Exhibits


           Exhibit
           Number              Description
           ------              -----------

           99.1                Press Release dated August 7, 2002.

                                                                    Exhibit 99.1

Daisytek Earnings Beat Expectations, Revenue Grows 47% U.S., Australia, Canada, Mexico, U.K. Deliver Solid Performance

     ALLEN, Texas--Aug. 7, 2002--Daisytek International Corporation (Nasdaq:DZTK) today announced first quarter net income from continuing operations of $3.6 million and diluted earnings per share of $0.19, excluding special charges. Revenues for the quarter increased 47% to $402.5 million compared to last year's quarterly revenues of $273.0 million, primarily due to consolidation of ISA International plc for two months. Revenue growth, excluding ISA, was 17%. As previously announced, the inclusion of ISA International had a short-term dilutive impact on net income, which as adjusted, represents an 18% decrease over the prior year adjusted net income of $4.5 million. Corresponding first quarter diluted earnings per share of $0.19 (on 19.4 million shares) compares to prior year diluted earnings per share of $0.28 (on 16.0 million shares).
    After accounting for special charges, first quarter net income from continuing operations was $2.2 million, a 27% increase over the same quarter last year of $1.8 million. Diluted earnings per share from continuing operations were $0.12 this year versus $0.11 in last year's quarter, using share counts above.
    Daisytek considers its adjusted presentation of earnings, which excludes nonrecurring charges and discontinued operations, to be the most relevant benchmark of the company's operating performance. The information in this release relates to Daisytek's adjusted financial data, unless otherwise noted.
    "Daisytek has delivered impressive revenue growth throughout all of our divisions. Organic growth was within our stated range of 10-15%. Earnings exceeded our expectations, and are poised for further growth through some exciting initiatives worldwide," said Jim Powell, president and CEO.

    Achievements for the first quarter include:

    --  Consolidated revenue growth of 47%.

    --  Overall U.S. revenue growth of 25%.

    -- Solid international revenue growth, excluding Europe and Argentina, of 19%.

    -- Expanded into the European market with the acquisition of ISA, which has annual revenues over $500 million.

    --  ISA revenue growth of almost 20%.

    -- Opened new sales and distribution center in Guadalajara, Mexico.

    -- New U.S. regional distribution center in Bakersfield, Calif., is now operational.

    -- Landed new consumer-convenient agreements in the U.S., Canada and Mexico.

    -- New U.S. regional distribution center in Albany, N.Y., on track for October opening.

    --  Office products integrated catalog to be launched by October.

    In the first quarter, revenue growth for the U.S. division was 25% compared to the prior year's quarter. Daisytek's initiative to drive sales through the consumer-convenient channel - which includes grocery, drug, online and other resellers - continues to produce excellent results, with first quarter revenues up approximately 50% over the prior year, producing an annualized run rate in excess of $100 million for this channel.
    The company's plan to expand its existing offering of office products is on track for a full launch by October. In California the Daisytek team has opened the first new regional distribution center and is already shipping hundreds of customer orders per day. This facility is critical to support the expansion into office products and our goal to provide a low-cost one-box solution for computer and office supplies.
    International revenues (which exclude ISA's European territory), excluding Argentina, grew 19% year-on-year. Including Argentina, revenue growth was almost 10%, in U.S. dollars. Daisytek's divisions in Australia, Canada and Mexico all delivered strong results. As well as geographic expansion into Guadalajara and Quebec this past quarter, the company also signed several new drug and grocery chains to contracts in Canada and Mexico, including a contract that will give shoppers in Radio Shack stores across Canada access to more than 60 SKUs in more than 600 locations.
    Daisytek's offer for all of the shares of ISA International, a pan-European distributor of computer supplies, which indirectly owns 47% of Kingfield Heath Ltd., a U.K.-based wholesaler of office products, was declared successful and closed on July 10. Daisytek has commenced exercising its rights to compulsorily acquire all shares not yet tendered under the offer in accordance with U.K. regulations.
    "The ISA transaction positions Daisytek to achieve significant earnings growth for Daisytek shareholders, and both ISA and Kingfield Heath have shown signs that our timing was good and our decision sound. ISA's revenue growth was 19% year-on-year for the full three-month period ended June 30, 2002," said Powell. "The French and German operations continue to deliver improved results and we are optimistic that ISA will become accretive in the latter part of this fiscal year."
    Overall gross margins were approximately 10%. This quarter's SG&A was approximately 8% of total revenue. Resulting EBIT (excluding certain charges) for the first quarter as a percentage of net revenues was slightly under 2%, basically in line with expectations given the short-term dilution from ISA and U.S. restructuring activities.
    Net debt (total debt less cash) increased to approximately $203 million during the quarter. This increase was mainly attributable to ISA's acquisition cost, ISA assumed debt and increases in working capital, deriving from revenue growth during the quarter and stocking at the two new regional distribution centers. Daisytek announced that it had closed a new three-year $250 million syndicated senior secured debt facility led by Bank of America, N.A. in the United States. In addition to this U.S. facility, the company has a further $100 million of asset-based credit facilities with a variety of international lenders. These combined facilities are sufficient to meet Daisytek's current growth projections.

    The company, in the June 30, 2002, quarter, recorded after-tax restructuring and nonrecurring charges of $1.4 million, including $0.6 million related to warehouse and distribution initiatives, $0.7 million related to back-office improvements and $0.1 for debt termination costs. Further charges will be recognized as incurred over an estimated 12 months.
    The effective tax rate of 27% (on adjusted earnings) for the first quarter of fiscal 2003 includes a $0.3 million recovery of previously paid state income taxes.
    The company is providing updated guidance to the market to help facilitate a better understanding of Daisytek's outlook. These estimates are the company's current targets, and are not predictions of actual performance. The company's actual performance may differ from its projections; therefore, the forward-looking information below must be read in conjunction with the business risks listed below as well as with those highlighted in Daisytek's 10-K for the fiscal year ended March 31, 2002.
    Ralph Mitchell, executive vice president and CFO, said, "Daisytek's combined revenue for Fiscal 2003 is projected to be $1.8 billion to $1.9 billion. We expected earnings dilution from the consolidation and funding of ISA (and its 47% investment in Kingfield Heath) in the first two quarters of our FY03, due to the seasonality of the European businesses and the ongoing operational improvement initiatives in ISA's continental operations. We are targeting breakeven with funding costs in our third and fourth quarters or possibly a small accretion, after funding costs, for ISA during these quarters. Our EPS guidance for this year remains as $1.05 to $1.10 per diluted share. By next fiscal year, ending March 2004, we expect ISA to be significantly net accretive for the full fiscal year. Our EPS guidance for FY04 is $1.40 to $1.50 per diluted share with revenue growth of at least 10-15%."
    "We believe our geographic and product expansions will establish Daisytek as the world's leading distributor of computer supplies, office products and accessories. In North America we intend to establish the most cost-effective national supplies distribution model in the industry. We have added a major European presence, which we believe has significant upside potential. Ultimately, we believe that our focus on supply-chain efficiencies and dedicated cost management, coupled with our strategies for the long term, will create significant shareholder value," said Powell.

    Daisytek's strategies for future growth are based on the following:

    --  Capitalizing on the strong growth in computer supplies;

    -- Expanding the supplies offering to include a full line of office products;

    -- Investing in the development of emerging, higher growth customer channels such as drug and grocery chains and the Web-based divisions of major corporate resellers;

    -- Developing new client services, such as the customer care and demand generation services of the fee-based VirtualDemand division;

    -- Expanding products and services described above into new and existing international markets; and

    -- Pursuing financially attractive acquisitions that support these strategies.

    "As well as these growth strategies, we are committed to being the low cost provider in each of our markets," said Powell. "We will leverage our skills and our infrastructure to become the world's largest supplier of computer supplies, office products and accessories."

    Items excluded from the unaudited, adjusted historical financial presentation for the periods ended June 30, 2002 and 2001 are summarized below (in thousands):

                                            Quarter Ended June 30,
                                         -----------------------------
                                         -----------------------------
                                            2002             2001
                                         ------------     ------------

GAAP net income                            $2,242          $ 1,771
Reconciling items,
 net of tax:
Restructuring and
 other non-recurring
 charges                                    1,399               --
Reacquisition
 of Memphis hub                                --            2,725
Discontinued
 operations
 (BSD)                                         --              (35)
                                           =======           =======

Adjusted net income                        $3,641          $ 4,461
                                           =======           =======



    Daisytek will conduct an earnings conference call today at 9 a.m. CST. Please dial 801-303-7410 by 8:50 a.m. and ask to be included. Two hours later, a recorded playback can be heard for 14 days at 402-220-1490 using access code 1397. Check www.daisytek.com for more details on the call, playback and webcast. NOTE: If you encounter telecommunications difficulties during the call, please redial the call-in number immediately.

    About Daisytek

    Daisytek International is a worldwide distributor of computer and office supplies, peripherals and professional tape media. In addition, it offers fee-based marketing, demand-generation and fulfillment services. Daisytek sells its products and services in the United States, Europe, Canada, Australia, Mexico and South America, distributing more than 25,000 products from about 500 manufacturers, including printer supplies, magnetic and data storage media, video and motion picture film. This news release and more information about Daisytek are available at www.daisytek.com. The company's annual report is at www.dztkannualreport.com. These Web sites are not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

    The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

    Certain factors, including but not limited to, general economic conditions, industry trends, the loss of or inability to hire skilled personnel, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses and investments, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, the volatility of our common stock, economic and political uncertainties arising as a result of terrorist attacks, seasonality, exchange rate fluctuations, foreign currency devaluations and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.

    Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2002.

    - financial statements follow -

    Daisytek International Corporation and Subsidiaries, Excluding Restructuring and Nonrecurring Charges and Discontinued Operations

    Unaudited Adjusted Consolidated Statements of Operations

    The following is an unaudited adjusted historical financial presentation of the results of operations of Daisytek International excluding restructuring and nonrecurring charges and the income (loss) from operations of a discontinued subsidiary. Restructuring and other nonrecurring charges of $2.2 million are excluded from first quarter 2003 adjusted historical financial results. First quarter 2002 adjusted historical financial results exclude a nonrecurring charge of $4.4 million related to Daisytek's May 2001 acquisition of distribution assets in its Memphis Superhub facility from PFSweb and the termination of certain transaction management service agreements between Daisytek and PFSweb, shown as nonrecurring costs in the GAAP financial statements.
    Daisytek based the following unaudited adjusted historical financial data on available information and certain estimates and assumptions. Daisytek believes that such assumptions provide a reasonable basis for presenting the results of Daisytek International on a stand-alone basis. This unaudited adjusted financial information does not reflect what our results of operations may be in the future.


(In Thousands, Except Per Share Data)

                                    Fiscal Year 2002
                  ----------------------------------------------------
                  -------------- -------------------------------------
                  June 30,   Sept. 30,  Dec. 31,  March 31,   June 30,
                    2001         2001     2001        2002       2002
                  ---------- ---------- --------  ----------   ------
Net sales         $272,952   $278,769   $309,338  $323,971    $402,496
Cost of
 sales             241,504    249,148    277,500   290,487     363,807
                  --------   --------   --------  --------    --------
    Gross profit    31,448     29,621     31,838    33,484      38,689
Selling,
 general and
 administrative
 expenses           22,649     22,742     22,176    23,143      31,944
                  --------   --------   --------  --------    --------
    Income from
     operations      8,799      6,879      9,662    10,341       6,745
Interest
 expense             1,554      1,786      1,850     2,031       2,928
                  --------   --------   --------  --------    --------
    Income before
     income taxes    7,245      5,093      7,812     8,310       3,817
Provision for
 income taxes        2,784      1,884      2,811     3,133       1,021
                  --------   --------   --------  --------    --------
    Income before
     equity in
     net income
     of affiliate
     and minority
     interest        4,461      3,209      5,001     5,177       2,796

Equity in net
 income of
 affiliate
 and minority
 interest               --         --         --        --         845
                  --------   --------   --------  --------    --------
Adjusted net
 income           $  4,461   $  3,209   $  5,001  $  5,177    $  3,641
                  ========   ========   ========  ========    ========

Net income per
 common share:
    Basic         $   0.30   $   0.21   $   0.31  $   0.29    $   0.20
    Diluted       $   0.28   $   0.19   $   0.29  $   0.27    $   0.19


    Items excluded from the unaudited, adjusted historical financial presentation for the periods presented above are summarized below (in thousands):

                                     Fiscal Year 2002
                  ----------------------------------------------------
                  -------------- ------------- ------------- ---------
                  June 30,   Sept. 30,  Dec. 31,  March 31,   June 30,
                    2001         2001     2001        2002      2002
                  --------   ---------- --------  --------    --------
GAAP net
 income           $  1,771   $  2,089   $  3,116  $  3,877    $  2,242
Reconciling
 items, net
 of tax:
Restructuring
 and other
 nonrecurring
 charges                --         --      1,885     1,300       1,399
Reacquisition
 of Memphis hub      2,725         --         --        --          --
Discontinued
 operations            (35)     1,120         --        --          --
                  --------   --------   --------  --------    --------
Adjusted net
 income           $  4,461   $  3,209   $  5,001  $  5,177    $  3,641
                  ========   ========   ========  ========    ========



Daisytek International Corporation and Subsidiaries
Unaudited Adjusted Consolidated Balance Sheet Data
(In Thousands)

                                June 30,             March 31,
                                  2002                 2002
                               ----------           -----------

Total assets                    $  573,889          $   414,390
Working capital,
 excluding debt
 and cash                       $  278,450          $   206,264
Total net debt,
 excluding cash                 $  202,938          $   111,640
Shareholders'
 equity                         $  199,292          $   196,020


Daisytek International Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

    The following presentation of Daisytek International Corporation is based on generally accepted accounting principles.

                                       Three Months Ended
                                            June 30,
                                    2002               2001
                                -------------       -----------
Net revenues                    $  402,496          $   272,952
Cost of revenues                   363,807              241,504
                                ----------          -----------
        Gross profit                38,689               31,448

Selling, general
 and administrative
 expenses                           31,944               22,649
Restructuring and
 nonrecurring costs                  2,153                4,425
                                ----------          -----------
        Income from
         continuing
         operations                  4,592                4,374

Interest expense, net                2,928                1,554
                                ----------          -----------
        Income from continuing
         operations before
         income taxes                1,664                2,820

Provision for income taxes             267                1,084
                                ----------          -----------
        Income from continuing
         operations before
         equity in net income
         of affiliate and
         minority interest           1,397                1,736

Equity in net income of
 affiliate and minority
 interest                              845                   --
                                ----------          -----------
        Income from
         continuing
         operations                  2,242                1,736

Discontinued operations
        Income from operations
         of discontinued
         subsidiary,
         net of tax                     --                   35
                                ----------          -----------
Net income                      $    2,242          $     1,771
                                ==========          ===========

Net income per common share:
Basic
   Income from continuing
    operations                  $     0.12          $      0.12
   Income from operations
    of discontinued subsidiary,
    net of tax                          --                   --
                                ----------          -----------
   Net income                   $     0.12          $      0.12
                                ===========         ===========
Diluted
   Income from continuing
    operations                  $     0.12          $      0.11
   Income from operations of
    discontinued subsidiary,
    net of tax                          --                   --
                                ----------          -----------
   Net income                   $     0.12          $      0.11
                                ==========          ===========

Weighted-average common
 and common share
 equivalents outstanding:
       Basic                        17,990               14,729
       Diluted                      19,415               15,995


    CONTACT: Daisytek International Corporation
             Jim Powell or Ralph Mitchell, 972/881-4700 or
             Michael A. Burns & Associates
             Craig McDaniel, 214/521-8596
             Mobile: 214/616-7186
             cmcdaniel@mbapr.com


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